Exhibit 99.1
OncoGenex Pharmaceuticals, Inc. Reports Financial Results for First Quarter 2011 and Provides
Update on Plans for the Phase 3 Prostate Cancer SATURN Clinical Trial
BOTHELL, WA., and VANCOUVER, British Columbia, May. 9, 2011— OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced its first quarter financial results and provided an update on current events and activities.
Key OncoGenex Activities
•	Currently enrolling the Phase 3 clinical trial referred to as SYNERGY, to be conducted in approximately 123 cancer centers to evaluate a survival benefit for custirsen in combination with first-line docetaxel treatment in approximately 800 patients with CRPC.
•	Enrollment continues for the Phase 3 Prostate Cancer SATURN trial to evaluate a durable pain palliation benefit for custirsen in combination with docetaxel retreatment as second-line chemotherapy. The study will enroll approximately 300 patients with castration-resistant prostate cancer (CRPC).
•	OncoGenex has submitted to the FDA a revision to the approved Special Protocol Assessment (SPA), to expand the inclusion criteria for the SATURN trial. The proposed revision would permit participants to receive either docetaxel re-treatment or cabazitaxel as chemotherapy in the clinical study. The study design would remain the same in that all patients would be randomized to receive custirsen or placebo in conjunction with chemotherapy. In addition, the pain palliation endpoints remain unchanged.

•	Recent and upcoming data presentations at scientific meetings such as the American Association of Cancer Research, the Society of Urologic Oncology and the American Urological Association, provide new pre-clinical evidence and enhance the understanding of OncoGenex’ product candidates, custirsen and OGX-427.

•	Two additional trials scheduled to commence this year; a Phase 3 clinical trial to evaluate a survival benefit for custirsen in combination with first-line chemotherapy in patients with non-small cell lung cancer (NSCLC) and a Phase 2 clinical trial of OGX-427 in approximately 180 patients with metastatic bladder cancer.

“We recognize the prostate cancer landscape is evolving rapidly and the approval of new treatments is encouraging news for patients,” said Scott Cormack, president and CEO of OncoGenex. “The proposed revision to the SATURN trial will help ensure custirsen remains aligned with currently approved chemotherapy.”
Financial Results
Revenue for the first quarter of 2011 decreased to $1.2 million, compared with $4.7 million for the first quarter of 2010. This decrease was due to lower reimbursement revenue earned through our strategic collaboration with Teva resulting from manufacturing costs now being paid directly by Teva, as well as lower costs associated with clinical trials.
At March 31, 2011, $21.0 million of the $30.0 million upfront payment received from Teva in December 2009 was included in our Balance Sheet as Deferred Collaboration Revenue, which we are amortizing over the expected performance period of our deliverables under the agreement. We currently expect this performance period to end in the fourth quarter of 2012.
Total operating expenses for the first quarter of 2011 decreased to $6.4 million, compared with $7.7 million for the first quarter of 2010. The decrease in operating expenses was primarily due to lower custirsen manufacturing costs, as these costs are now being paid directly by Teva, and lower clinical trial costs associated with the custirsen phase 3 clinical trials, offset by higher manufacturing and clinical trial costs for OGX-427 in 2011.
Loss from operations for the first quarter of 2011 increased to $5.2 million, compared to $3.0 million for the first quarter of 2010. The increased loss from operations was primarily due to lower revenue earned through our strategic collaboration with Teva and higher manufacturing and clinical trial costs for OGX-427.
Net loss for the first quarter of 2011 was $3.0 million, or $0.31 per diluted common share, compared to $3.0 million, or $0.48 per diluted common share, for the first quarter of 2010. The lower net loss as compared to loss from operations was due to a $2.1 million non-cash gain on the revaluation of our warrant liability as at March 31, 2011 which was included in other income. These warrants were issued as part of the public offering completed in October of 2010, and there was no comparable gain or loss in the first quarter of 2010.
We had $81.1 million in cash, cash equivalents and short-term investments as of March 31, 2011, compared to $85.1 million as of December 31, 2010. As at May 9, 2011, we had 9,718,251 shares outstanding.

Conference Call Details
OncoGenex will host a conference call at 4:30 p.m. Eastern Time today, Monday, May 9, 2011, to provide a business update and discuss the first quarter financial results. A live event will be available through the Events and Presentations Web page found in the Investor Relations section of the OncoGenex Web site at www.oncogenex.com. Alternatively, you may access the live conference call by dialing (877) 606-1416 (U.S.&Canada) or (707) 287-9313 (International). A webcast replay will be available approximately two hours after the call and will be archived on www.oncogenex.com for 90 days.
About OncoGenex Pharmaceuticals
OncoGenex is a biopharmaceutical company committed to the development and commercialization of new cancer therapies that address treatment resistance in cancer patients. OncoGenex has a diverse oncology pipeline, with each product candidate having a distinct mechanism of action and representing a unique opportunity for cancer drug development. OncoGenex and Teva Pharmaceutical Industries Ltd. (NASDAQ:TEVA) have entered a global collaboration and license agreement to develop and commercialize OncoGenex’ lead drug candidate, custirsen. Custirsen is currently in Phase 3 clinical development as a treatment in men with metastatic castrate-resistant prostate cancer. The companies plan to begin Phase 3 development of custirsen in first-line treatment of advanced, unresectable non-small cell lung cancer in 2011. OGX-427 is in Phase 2 clinical development;and CSP-9222 and OGX-225 are currently in pre-clinical development.
More information about OncoGenex is available at www.oncogenex.com.
OncoGenex’ Forward Looking Statements:
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning our anticipated product development activities, including proposed amendments to our ongoing clinical trial design, the timing and costs of these activities, the potential benefits of our product candidates, our key 2011 objectives, and our anticipated future expenses, capital and sufficiency of capital. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, uncertainties regarding our future operating results, the risk that the FDA does not approve our proposed amendment to the Saturn trial design, the risk that our product candidates will not obtain the requisite regulatory approvals to commercialize, the risk that new developments in the rapidly evolving prostate cancer therapy landscape require additional changes in our clinical trial design or limit the potential benefits of our product candidates, the risk that future sales of our product candidates may be less than expected, and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for fiscal year 2010. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

OncoGenex Contact:
Jaime Welch
(604) 630-5403
jwelch@oncogenex.com
Condensed Consolidated Statements of Operations
(in thousands)

	Three months
	Ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Collaboration revenue	$1,199	$4,700

Operating expenses
Research and development	4,853	6,380
General and administrative	1,571	1,350

Total operating expenses	6,424	7,730
Loss from operations	5,225	3,030
Other income (expense)	2,180	(14)

Loss for the period before taxes	3,045	3,044
Income tax expense (recovery)	—	—

Net loss	$3,045	$3,044

Basic and diluted loss per common share	0.31	0.48

Weighted average number of common shares	9,713,413	6,333,272

Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2011	2010
	(unaudited)

Assets:
Cash, cash equivalents and short term investments	$81,098	$85,107
Amounts receivable	1,348	1,224
Prepaid and other current assets	1,470	2,987
Property, equipment and other assets	681	600

Total assets	84,597	$89,918

Liabilities and stockholders’ equity:
Accounts payable and accrued expenses	1,166	$893
Current deferred collaboration revenue	10,000	10,000
Warrant liability	13,141	15,269
Other current liabilities	1,305	1,314
Long term liabilities	17,487	18,317
Stockholders’ equity (deficiency)	41,498	44,125

Total liabilities and stockholders’ equity (deficiency)	84,597	$89,918